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                                                                    EXHIBIT 99.1

FINANCIAL PERFORMANCE CORPORATION

Contact Information
-------------------
William F. Finley
Financial Performance Corporation
335 Madison Avenue, 8th Fl.
New York, New York 10017
(212) 557-0401

FOR IMMEDIATE RELEASE


             FINANCIAL PERFORMANCE CORPORATION ANNOUNCES PURCHASE
               BY JEFFREY S. SILVERMAN AND RONALD NASH OF STOCK
                          FROM PRINCIPAL SHAREHOLDER

                  Silverman and Nash Join Board Of Directors



NEW YORK, NEW YORK, NOVEMBER 18, 1999 - FINANCIAL PERFORMANCE CORPORATION (OTC BULLETIN BOARD: FPCX) announced today that Messrs. Jeffrey S. Silverman and Ronald Nash purchased an aggregate of 1,000,000 shares of common stock and received options to purchase an additional 2,500,000 shares of common stock of Financial Performance Corporation (the "Company") from Mr. Robert S. Trump, a principal shareholder of the Company. In addition, the Board of Directors of the Company appointed Messrs. Silverman and Nash to the Board and granted each of them five-year options to purchase 1,000,000 shares of common stock of the Company. After giving effect to the exercise of the options, Mr. Silverman would become the holder of approximately 27% of the Company's outstanding common stock. After giving effect to the exercise of the options, Mr. Nash would become the holder of approximately 27% of the Company's outstanding common stock. As a result of the transaction, Mr. Trump beneficially owns approximately 48% of the Company's outstanding common stock.

Jeffrey S. Silverman is the co-founder and Chairman of the investment firm LTS Capital Partners LLC. From June 1982 to August 1997, Mr. Silverman was Chief Executive Officer of PLY GEM Industries, Inc., a home improvement building products supplier, and served as a Director of PLY GEM from 1981 until August 1997, becoming Chairman of the Board in February 1986. During Mr. Silverman's tenure at PLY GEM, the company acquired 14 companies and annual revenues reached over $700 million. Mr. Silverman serves on the Boards of Directors of Triarc Companies Inc. and Boyar Value Fund, Inc.

Ronald Nash is the President and Chief Executive Officer of Network Consulting, Inc., a financial consulting company. Mr. Nash founded, and from 1982 to 1998 was President of, Nash Weiss & Co., a brokerage firm specializing in market making for Nasdaq companies, which was sold to Quick & Reilly in 1998. Mr. Nash is also one of the founding partners and a board member of Steinberg & Lyman Investment Bankers, where he was responsible for venture capital, strategic planning, mergers and IPO's within the health care field.
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"Jeffrey and Ronald bring many years of experience and expertise in strategic planning to our company," said William F. Finley, the Company's President, Chief Executive officer and Principal Financial Officer. "We look forward to having these two accomplished individuals join our company. We expect them to be actively involved in assisting us in identifying potential acquisitions primarily in the financial services industry."

Duncan G. Burke, a Board member of the Company since 1994, resigned as a Director and Vice President. The Board of Directors of the Company now consists of Messrs. Silverman, Nash, Finley, Ottavio Serena and Richard S. Levy.

Financial Performance Corporation, through its subsidiary Michaelson Kelbick Partners, Inc. specializes in financial services marketing and communications. The Company's customers have included First Union Corporation, Chase Manhattan Bank, BankBoston, The Dime Savings Bank of New York, Fleet Financial Group, The CIT Group and PNC Bank.

This news release may include comments that do not refer strictly to historical results or actions and may be deemed to be forward-looking within the meaning of the safe harbor provisions of the federal securities laws. Forward-looking statements are subject to risks and uncertainties that may cause the Company's results to differ materially from expectations. These risks include the Company's ability to implement its business strategy and development plans, the Company's anticipated growth within the financial services industry, the availability of sufficient financing to expand operations, and the Company's ability to successfully develop and market its technology, as well as competitive factors, adverse changes in the financial services industry, and such other such risks as the Company may identify and discuss from time to time in its public filings, including those risks disclosed in the Company's Registration Statement on Form SB-2 dated June 28, 1999. Accordingly, there is no certainty that the Company's plans will be achieved.